Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made effective as of the date that the Transaction, defined below, closes (the “Effective Date”), by and between RYVYL Inc., a Nevada corporation (the “Company”) and George Oliva (the “Employee”).

RECITALS

WHEREAS, the Company is currently contemplating entering into a definitive merger agreement with RTB Digital Inc., a Delaware corporation (the “Transaction”);

WHEREAS, the Company desires to retain the Employee in a senior executive capacity as of the Effective Date, and the Employee desires to be retained and employed by the Company on the terms contained in this Agreement as of the Effective Date;

WHEREAS, the Employee possesses specialized knowledge, expertise, and experience that are critical to the Company’s operations, financial management, compliance functions, and anticipated merger activities;

WHEREAS, the parties wish to establish the terms and conditions of Employee’s employment for a fixed term to ensure continuity of leadership during a critical transitional period;

WHEREAS, the Company recognizes the importance of Employee’s institutional knowledge and experience in managing the Company’s finances, accounting and regulatory compliance, as well as overseeing existing investor relationships and completing necessary transitional activities;

WHEREAS, the Employee currently has an employment agreement with the Company dated as of September 22, 2025 (the “Current Agreement”)

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. POSITION AND DUTIES.

(a) Title and Reporting. Upon the Effective Date, the Employee shall serve as the Executive Vice President of Finance and Chief Accounting Officer of the Company, reporting directly to the Chief Executive Officer and will attend all Board meetings, including reporting financial reporting and audit-related information directly to the Board of Directors (in cooperation, communication and harmony with CEO).

(b) Primary Responsibilities. Following the Effective Date, the Employee shall perform those services customary to the office of Executive Vice President of Finance and Chief Accounting Officer (typical of internal, compliance and audit-related CFO responsibilities, and such other duties as the Chief Executive Officer and Board may reasonably assign to Employee as are consistent with Employee’s position, including but not limited to:

(i) All compliance functions and regulatory filings required by applicable securities laws and regulations;

(ii) Financial accounting, reporting, and maintenance of internal controls;

(iii) All SEC filings, quarterly and annual reports, and other regulatory disclosures;

(iv) Financial management and oversight functions typical of a Chief Financial Officer role with respect to existing and internal investors;

(v) Such interim Chief Executive Officer duties as may be assigned by the Board of Directors pending completion of any merger or similar transaction;

(vi) “Wind-down” and post-merge efficiency activities, transition planning, and institutional knowledge transfer as directed by the Company; and

(vii) Such other duties consistent with Employee’s position and expertise as may be reasonably assigned.

(c) Distinction of Duties. Employee acknowledges that primary investor-facing responsibilities for new investors shall be handled by the Company’s Chief Financial Officer, while Employee’s role shall focus on internal financial management, existing investor relations, compliance, accounting functions, and transitional matters.

(d) Full-Time Dedication. The Employee shall devote Employee’s full working time, attention, and best efforts to the faithful performance of Employee’s duties under this Agreement. Employee shall be subject to and shall comply with all Company policies, practices, procedures, and codes of ethics or business conduct applicable to Employee’s position, as amended from time to time. Notwithstanding the foregoing, Employee shall be entitled to (i) serve as a non-executive member of the board of directors of up to two other entities with Company approval, (ii) serve on civic, charitable, educational, religious, public interest or public service boards, and (iii) manage Employee’s personal and family investments, in each case, to the extent such activities do not materially interfere with the performance of Employee’s duties and responsibilities hereunder.

2. TERM OF EMPLOYMENT.

This Agreement shall commence on the Effective Date and shall continue for a period of two (2) years (the “Term”), unless earlier terminated in accordance with the terms hereof. The Term may be extended only by mutual written agreement of the parties executed prior to the expiration of the then-current Term. For an abundance of clarity, the effectiveness of this Agreement is contingent upon the closing of the Transaction.

3. COMPENSATION AND RELATED MATTERS.

(a) Base Salary. Employee’s annual base salary shall be $375,000 (Three Hundred Seventy-Five Thousand Dollars) (the “Base Salary”), payable in accordance with the Company’s normal payroll procedures. The Base Salary may be increased (but not decreased without Employee’s written consent or as part of a general reduction applicable to all senior executives) at the discretion of the Chief Executive Officer and Board of Directors.

(b) Retention and Merger Closing Bonus. In addition to the Base Salary, Employee shall be eligible for a retention and merger closing bonus for the completion of a Transaction (the “Retention Bonus”) in the total amount of $225,000 (Two Hundred Twenty-Five Thousand Dollars), structured and payable as follows:

(i) First Installment: Fifty percent (50%) of the Retention Bonus shall be earned and payable after Employee has completed six (6) consecutive months of full-time, dedicated service following a Transaction, during which Employee has diligently performed the wind-down, clean-up, and transitional activities as directed by the Company (the “First Milestone”);

(ii) Second Installment: The remaining fifty percent (50%) of the Retention Bonus shall be earned and payable after Employee has completed an additional six (6) consecutive months of such full-time, dedicated service (i.e., twelve (12) months total from a Transaction) during which Employee has continued to diligently perform such activities (the “Second Milestone”);

(iii) Payment Conditions: Employee must remain employed through each applicable milestone date to be eligible for such payment; and

(iv) Wind-Down Requirements: The wind-down and clean-up activities referenced herein shall include, without limitation, financial reconciliations, regulatory compliance activities, documentation of processes and procedures, knowledge transfer, and such other activities as are reasonably necessary to ensure proper transition of Employee’s responsibilities.

(c) Annual Performance Bonus. During Employee’s employment, Employee may be eligible for additional discretionary performance-based bonuses as determined by the Chief Executive Officer and Board of Directors in their sole discretion based on Company and individual performance metrics.

(d) Equity Compensation.

(i) Grant: Employee shall receive equity compensation in the form of stock options (the “Equity Awards”) with respect to shares of the Company’s common stock, with the specific type of award to be determined by mutual agreement of the parties within thirty (30) days of the Effective Date;

(ii) Amount: The Equity Awards shall represent not less than 2% (two percent) of the Company’s fully diluted share capital, in the form of an option with an exercise price equal to the fair market value as of the date of this agreement, as calculated immediately prior to any Transaction, and in no event shall represent equity compensation that is less favorable than that granted to the Company’s fifth-ranked employee by total equity ownership (collectively, the “MFN Group”), such that if any member of the MFN Group receives more favorable equity terms, Employee shall automatically receive equivalent terms;

(iii) Vesting Schedule: All Equity Awards shall be subject to the following vesting schedule:

(A)	Cliff Vesting: No portion of the Equity Awards shall vest until Employee has completed twelve (12) consecutive months of full-time employment following the Transaction and has substantially completed the wind-down activities described in Section 3(b)(v) above, as determined by the Chief Executive Officer in consultation with the Board of Directors (the “Cliff Date”);

(B)	Monthly Vesting: Following the Cliff Date, the remaining unvested Equity Awards shall vest monthly in equal installments over the remaining twelve (12) months of the two-year vesting period, subject to Employee’s continued employment;

(v) Termination Impact: Termination of Employee’s employment for Cause (as defined herein) shall result in immediate forfeiture of all unvested Equity Awards. Termination without Cause shall result in acceleration of vesting as provided in Section 5(b);

(vi) Transaction Adjustment: In the event of a Transaction, Employee’s equity percentage shall be maintained at not less than the percentage specified in subsection (ii) above calculated on a fully diluted basis immediately prior to such Transaction.

(e) Employee Benefits. Subject to any contribution required of employees generally, Employee shall be entitled to participate in all employee benefit plans, programs, and arrangements generally available to senior executive employees of the Company, including but not limited to health insurance, dental insurance, vision insurance, life insurance, disability insurance, and retirement plans, subject to the terms and conditions of such plans and applicable law.

(f) Vacation and Paid Time Off. Employee shall be entitled to four (4) weeks of paid vacation per calendar year, plus standard Company holidays, in accordance with Company policy applicable to senior executives.

(g) Business Expenses. The Company shall reimburse Employee for all reasonable and documented business expenses incurred in the performance of Employee’s duties, subject to the Company’s expense reimbursement policies.

4. TERMINATION OF EMPLOYMENT.

(a) Termination by Company for Cause. The Company may terminate Employee’s employment immediately upon written notice for “Cause.” For purposes of this Agreement, “Cause” means any of the following:

(i) Employee’s intentional act to mislead, misrepresent, or conceal known material facts from the Company, its Board of Directors, auditors, legal counsel, or regulatory authorities;

(ii) Employee’s knowing material misstatement (as distinguished from good faith errors, omissions, or “misses”) in the Company’s financial reporting, SEC filings, or other regulatory disclosures;

(iii) Employee’s conviction of, or plea of guilty or nolo contendere to, any felony or any crime involving moral turpitude, fraud, or dishonesty;

(iv) Employee’s material breach of fiduciary duties owed to the Company or its shareholders;

(v) Employee’s willful and continued failure to perform material duties hereunder after receiving written notice from the Chief Executive Officer specifying such failure and being provided thirty (30) days to cure such failure;

(vi) Employee’s material violation of Company policies in which the board determines material harm to the Company occurred, or material breach of this Agreement, after receiving written notice and thirty (30) days to cure (if curable);

(vii) Employee’s fraud, embezzlement, theft, or misappropriation of Company assets or funds; or

(viii) Employee’s willful engagement in conduct that is demonstrably and materially injurious to the Company’s reputation or business interests.

(ix) Employee breached or breaches, or caused or causes a party to breach, a provision of the legal agreements entered into pursuant to the Transaction.

For purposes of this definition, no act or omission by Employee shall be deemed “willful” unless done or omitted by Employee not in good faith and without reasonable belief that such action or omission was in the best interests of the Company.

(b) Termination by Company without Cause. The Company may terminate Employee’s employment at any time without Cause upon thirty (30) days’ prior written notice to Employee.

(c) Voluntary Termination by Employee. Employee may terminate employment at any time upon sixty (60) days’ prior written notice to the Company.

(d) Termination Due to Death or Disability. Employee’s employment shall terminate automatically upon Employee’s death. The Company may terminate Employee’s employment due to “Disability,” which means Employee’s inability to perform the essential functions of Employee’s position, with or without reasonable accommodation, for a period of one hundred eighty (180) consecutive days due to physical or mental incapacity.

(e) Termination Date. The “Termination Date” shall be the date on which Employee’s employment actually terminates, whether due to resignation, termination by the Company, death, or Disability.

5. COMPENSATION UPON TERMINATION.

(a) Accrued Obligations. Upon termination of employment for any reason, Employee (or Employee’s estate) shall be entitled to receive, within thirty (30) days of the Termination Date (or such earlier time as may be required by applicable law):

(i) Any earned but unpaid Base Salary through the Termination Date;

(ii) Any accrued but unused vacation pay;

(iii) Any unreimbursed business expenses properly incurred; and

(iv) Any other benefits or compensation earned or accrued through the Termination Date under applicable Company plans or policies (collectively, the “Accrued Obligations”).

(b) Termination without Cause. If Employee’s employment is terminated by the Company without Cause, then in addition to the Accrued Obligations, and subject to Employee’s execution and non-revocation of the Release Agreement described in Section 6, Employee shall be entitled to:

(i) Severance Pay: An amount equal to the Base Salary that would have been payable from the Termination Date through the end of the original Term, payable in accordance with the Company’s regular payroll schedule;

(ii) Retention Bonus Acceleration: Any portion of the Retention Bonus that has been earned as of the Termination Date but remains unpaid, and if the Termination Date occurs after the First Milestone but before the Second Milestone, Employee shall be deemed to have satisfied the Second Milestone and the second installment of the Retention Bonus shall become immediately payable;

(iii) Equity Acceleration: All unvested Equity Awards shall immediately vest and become exercisable (if applicable) as if Employee had remained employed through the end of the original Term;

(iv) Continued Benefits: Continued participation in the Company’s group health insurance plans (medical, dental, and vision) for the earlier of (A) twelve (12) months following the Termination Date, or (B) the date Employee becomes eligible for comparable coverage through a subsequent employer, provided Employee makes any required employee contributions; and

(v) Outplacement Services: The Company shall provide reasonable outplacement services for up to six (6) months following the Termination Date.

(c) Other Terminations. If Employee’s employment is terminated by the Company for Cause or due to Employee’s death or Disability, Employee (or Employee’s estate) shall be entitled only to the Accrued Obligations, except that:

(i) In the case of death or Disability, any earned but unpaid installments of the Retention Bonus shall be paid; and

(ii) All unvested Equity Awards shall be forfeited, except as otherwise provided in the applicable equity plan or award agreements in the case of death or Disability.

6. RELEASE REQUIREMENT; SECTION 409A COMPLIANCE.

(a) Release Requirement. Employee’s entitlement to the severance benefits described in Section 5(b) (other than the Accrued Obligations) is conditioned upon Employee’s execution and delivery to the Company, within sixty (60) days following the Termination Date, of a separation and release agreement in substantially the form to be provided by the Company (the “Release Agreement”). The Release Agreement must become effective and irrevocable within such sixty (60) day period. If Employee fails to execute the Release Agreement or revokes it, Employee shall be entitled only to the Accrued Obligations.

(b) Section 409A Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or qualify for an exemption therefrom. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit hereunder would be subject to additional taxes and interest under Section 409A, the Company and Employee agree to work together in good faith to modify this Agreement to avoid such additional taxes and interest while preserving the economic benefits intended hereunder.

7. CONFIDENTIALITY AND POST-EMPLOYMENT RESTRICTIONS.

(a) Confidential Information. Employee acknowledges that during the course of employment, Employee will have access to and learn about Confidential Information. “Confidential Information” means information belonging to the Company that is not generally known to the public, including but not limited to:

(i) Financial information, including budgets, forecasts, financial statements, and financial performance data;

(ii) Business strategies, plans, and methods;

(iii) Customer and vendor lists and information;

(iv) Pricing information and strategies;

(v) Technology, software, and technical data;

(vi) Personnel information;

(vii) Legal matters and strategies; and

(viii) Any other proprietary information relating to the Company’s business.

(b) Non-Disclosure Obligations. Employee agrees that Employee will not, during or after employment, disclose any Confidential Information to any person or entity, or use any Confidential Information for any purpose other than the performance of Employee’s duties hereunder, without the prior written consent of the Company. These obligations shall survive termination of this Agreement indefinitely.

(c) Non-Competition. During the Term and for a period of twelve (12) months following the Termination Date (the “Restricted Period”), Employee shall not, directly or indirectly:

(i) Engage in, participate in, or have any financial interest in any business that competes directly with the Company’s business as conducted during Employee’s employment;

(ii) Provide services as an employee, consultant, advisor, or otherwise to any entity that competes directly with the Company’s business; or

(iii) Solicit, induce, or attempt to induce any customer, client, vendor, or business partner of the Company to terminate or reduce their business relationship with the Company.

(d) Non-Solicitation of Employees. During the Restricted Period, Employee shall not, directly or indirectly, solicit, induce, recruit, or attempt to solicit, induce, or recruit any employee of the Company to terminate their employment with the Company or to accept employment with any other person or entity.

(e) Return of Company Property. Upon termination of employment or at any time upon the Company’s request, Employee shall immediately return to the Company all Company property in Employee’s possession or control, including but not limited to documents, records, files, correspondence, reports, memoranda, computer equipment, mobile devices, and any other materials containing or reflecting Confidential Information.

(f) Remedies. Employee acknowledges that any breach of the provisions of this Section 7 would cause irreparable harm to the Company for which monetary damages would be an inadequate remedy. Accordingly, the Company shall be entitled to seek equitable relief, including injunction and specific performance, without the necessity of proving actual damages or posting bond.

8. INDEMNIFICATION.

The Company shall indemnify and hold harmless Employee to the fullest extent permitted by Nevada law and the Company’s organizational documents from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising out of or relating to Employee’s service as an officer, director, or employee of the Company, subject to the terms and conditions of any indemnification agreement between the Company and Employee. The Company shall maintain directors’ and officers’ liability insurance covering Employee in amounts and with coverage terms that are reasonable and customary for similarly situated public company executives.

9. GENERAL PROVISIONS.

(a) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, and assigns. The Company may assign this Agreement to any successor entity, provided such successor assumes all obligations hereunder. Employee may not assign this Agreement.

(b) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflict of laws principles. Any legal action or proceeding arising under this Agreement shall be brought exclusively in the state or federal courts located in Nevada, and the parties consent to the jurisdiction of such courts.

(c) Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, agreements, and understandings, whether written or oral. This Agreement may be amended only by a written instrument signed by both parties.

(d) Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not be affected or impaired thereby.

(e) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Electronic signatures shall be deemed original signatures for all purposes.

(f) Notices. All notices required or permitted hereunder shall be in writing and shall be deemed given when delivered personally, sent by confirmed electronic mail, or three (3) days after being sent by certified mail, return receipt requested, to the parties at their respective addresses set forth below or such other address as either party may designate by written notice.

(g) Waiver. The waiver by either party of any breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach.

(h) Tax Matters. The Company may withhold from any payments hereunder all applicable taxes and other deductions required by law. Employee shall be solely responsible for any tax consequences arising from the payments and benefits provided hereunder.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

RYVYL INC.

By:
Name:
Title:

Individual:

_________________________________ George Oliva